EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

ASP Isotopes Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	3,164,557 shares (1)	$1.58	$5,000,000	0.00011020	$551.00
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(g)	3,164,557 shares (2)	$1.75	$5,537,975	0.00011020	$610.28
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(g)	221,519 shares (3)	$1.975	$437,500	0.00011020	$48.21
Total Offerings Amount						$10,975,475		$1,209.49
Total Fees Previously Paid								$0.00
Total Fees Offsets								$0.00
Net Fee Due								$1,209.49

(1)

Consists of 3,164,557 shares of common stock of the Registrant (the “Common Stock”) purchased at the price of $1.58 per share in a private placement registered for sale by certain of the selling shareholders named in this registration statement.

(2)

Consists of 3,164,557 shares of Common Stock issuable upon exercise of Warrants at the price of $1.75 per share registered for sale by certain of the selling stockholders named in this registration statement.

(3)

Consists of 221,519 shares of Common Stock issuable upon exercise of Placement Agent Warrants at a price of $1.975 per share registered for sale by certain of the selling shareholders named in this registration statement.